Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FIRST QUARTER 2020 RESULTS

LINCOLN, Nebraska (May 5, 2020) — National Research Corporation (NASDAQ: NRC) today announced results for the first quarter of 2020.

●	Revenue increased 8% to $33.9 million
●	Net Income increased 43% to $11.8 million
●	Net New Sales of $5.7 million
●	Voice of the Customer platform recurring contract value reaches $102.9 million

Revenue for the quarter ended March 31, 2020, was $33.9 million, compared to $31.5 million for the same quarter in 2019. Net income for the quarter ended March 31, 2020, was $11.8 million, compared to $8.2 million for the quarter ended March 31, 2019. Diluted earnings per share increased to $0.46 for the quarter ended March 31, 2020, from diluted earnings per share of $0.32 for the quarter ended March 31, 2019. Results for the quarter included an approximately $0.4 million income tax benefit compared with $1.7 million in income tax expense for the first quarter of 2019.

Regarding the Company’s first quarter financial performance, Kevin Karas, chief financial officer of National Research Corporation, said, “We achieved strong financial performance in the first quarter with minimal impact from COVID-19. However, given the uncertainty surrounding COVID-19, we assume future growth trends are unlikely to follow those of the past several years.

A listen-only simulcast of National Research Corporation’s 2020 first quarter conference call will be available online at http://edge.media-server.com/mmc/p/zorgr63b on May 6, 2020, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

NRC Announces First Quarter 2020 Results

May 5, 2020

For more than 39 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. COVID-19 is a significant risk factor and the impact on our business is dependent on the duration and spread of the outbreak in the United States and Canada and resulting government mandates and recommendations, which are difficult to predict. The severity and duration of any such impacts on our business cannot be predicted at this time. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces First Quarter 2020 Results

May 5, 2020

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2020	2019

Revenue	$33,860	$31,480

Operating expenses:
Direct	12,546	11,654
Selling, general and administrative	8,749	7,707
Depreciation and amortization	1,371	1,415
Total operating expenses	22,666	20,776

Operating income	11,194	10,704

Other income (expense):
Interest income	11	6
Interest expense	(465)	(570)
Other, net	630	(280)

Total other income (expense)	176	(844)

Income before income taxes	11,370	9,860

Income tax provision (benefit)	(385)	1,664

Net income	$11,755	$8,196

Earnings Per Share of Common Stock:
Basic Earnings Per Share	$0.47	$0.33
Diluted Earnings Per Share	$0.46	$0.32

Weighted average shares and share equivalents outstanding
Basic	24,972	24,766
Diluted	25,725	25,509

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NRC Announces First Quarter 2020 Results

May 5, 2020

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	March 31, 2020	December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$10,021	$13,517
Accounts receivable, net	17,403	11,639
Income taxes receivable	580	69
Insurance receivable	2,771	--
Other current assets	4,164	3,932
Total current assets	34,939	29,157

Net property and equipment	12,655	13,530
Goodwill	57,746	57,935
Other, net	10,515	10,063
Total assets	$115,855	$110,685

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$4,631	$4,378
Accounts payable and accrued expenses	4,947	4,687
Accrued compensation	4,913	6,086
Income taxes payable	--	366
Dividends payable	5,278	5,239
Deferred revenue	19,111	16,354
Other current liabilities	999	1,045
Total current liabilities	39,879	38,155

Notes payable, net of current portion	28,593	29,795
Other non-current liabilities	10,086	9,843
Total liabilities	78,558	77,793

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 60,000,000 shares, issued 30,412,055 in 2020 and 30,151,574 in 2019, outstanding 25,132,001 in 2020 and 24,947,500 in 2019	30	30
Additional paid-in capital	165,631	162,154
Retained earnings (accumulated deficit)	(86,880)	(93,357)
Accumulated other comprehensive loss, foreign currency translation adjustment	(3,333)	(2,209)
Treasury stock	(38,151)	(33,726)
Total shareholders’ equity	37,297	32,892
Total liabilities and shareholders’ equity	$115,855	$110,685

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